Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is made by and between Sam Heidari (“Employee”) and ON Semiconductor Connectivity Solutions, Inc. (f/k/a Quantenna Communications, Inc., a Delaware corporation) (the “Company” and, together with Employee, the “Parties”), effective as of the Effective Date (as defined in Section 27).

WHEREAS, on March 27, 2019, ON Semiconductor Corporation, a Delaware corporation (“ON Semiconductor”), Raptor Operations Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ON Semiconductor (“Merger Subsidiary”), and the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, effective as of June 19, 2019 (the “Closing Date”), Merger Subsidiary merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of ON Semiconductor;

WHEREAS, Employee’s employment with the Company is terminated effective as of the Closing Date;

WHEREAS, Employee signed an At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company, a copy of which is attached to this Agreement as Exhibit B (the “Confidentiality Agreement”);

WHEREAS, Employee entered into a Change of Control and Severance Agreement with the Company on October 1, 2016 (the “Severance Agreement”);

WHEREAS, ON Semiconductor and Employee entered into a Consulting Agreement effective as of the Closing Date (the “Consulting Agreement”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company and any of the Releasees (as defined in Section 5), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1. Consideration. In lieu of and in complete satisfaction of all amounts due under Sections 3(a)(i), 3(a)(ii) and 3(a)(iii) of the Severance Agreement, the Company agrees to pay Employee a retention payment (the “Retention Payment”) in the maximum amount of $925,000, less applicable withholding and deductions, subject to the terms set forth in this Section 1.

a. If Employee provides the Services (as defined in the Consulting Agreement) on the terms set forth in the Consulting Agreement through September 19, 2019, the Company will pay Employee the maximum amount of the Retention Payment.

b. If Employee ceases to provide the Services on the terms set forth in the Consulting Agreement for any reason prior to September 17, 2019, the Company will pay Employee an amount equal to (i) two-thirds of the maximum amount of the Retention Payment, if the date of such cessation of the Services is on or after August 18, 2019 (and Employee will forfeit the remaining one-third of the maximum amount of the Retention Payment) or (ii) one-third of the maximum amount of the Retention Payment, if the date of such cessation of the Services is on or after July 19, 2019 and prior to August 18, 2019 (and Employee will forfeit remaining two-thirds of the maximum amount of the Retention Payment).

c. If Employee ceases to provide the Services on the terms set forth in the Consulting Agreement for any reason prior to July 19, 2019, Employee will forfeit any right to the Retention Payment.

d. Employee’s right to receive all or the applicable portion of the maximum amount of the Retention Payment, as determined in accordance with Sections 1(a) and (b), is subject to Employee’s signing and not revoking the Company’s then standard release of claims (the “Release”), which must become effective and irrevocable no later than the 60th day following the date on which Employee ceases to provide the Services on the terms set forth in the Consulting Agreement (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Employee will forfeit any right to the Retention Payment. In no event will the Retention Payment be paid until the Release actually becomes effective and irrevocable. Upon the Release becoming effective, all or the applicable portion of the maximum amount of the Retention Payment will be payable in a lump sum without interest as soon as administratively practicable after the Release becomes effective and irrevocable, but not later than 61 days following the date on which Employee ceases to provide the Services on the terms set forth in the Consulting Agreement.

2. Stock. In lieu of and in complete satisfaction of all amounts due under Sections 3(a)(iv) of the Severance Agreement and otherwise pursuant to Section 2.05 of the Merger Agreement, the Company agrees to pay Employee a one-time lump sum total amount of $9,352,210 (which reflects a reduction of $455,000 pursuant to Section 6(a) of the Severance Agreement in the amount of the “Cash RSU Award” received by Employee on conversion of the Employee’s performance-based “Company RSU” pursuant to Section 2.05(d) of the Merger Agreement, as such terms are defined in the Merger Agreement), payable within 10 days after the Effective Date.

3. Benefits. Employee’s health insurance benefits shall cease on June 30, 2019, subject to Employee’s right to continue Employee’s health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in equity awards, and the accrual of bonuses, vacation, and paid time off, ceased as of the Closing Date.

4. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses (other than reimbursable business expenses under the Company’s business expense policy, which shall be submitted within 30 days from the date hereof), matching contributions (other than any matching contributions under the Company’s 401(k) processed in the ordinary course or in connection with any applicable true-up provisions upon year end or termination of the plan), commissions, and any and all other benefits and compensation due to Employee.

5. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, ON Semiconductor and their respective current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, the following statutes (each, as amended): Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement including claims for breach of this Agreement. This release does not extend to any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with the Company to which Employee is a party or under applicable law. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other local, state, or federal administrative body or government agency (“Governmental Agency”) that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company, except with respect to awards for information provided to the Securities and Exchange Commission).

6. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has forty-five (45) days within which to consider this Agreement; (c) Employee has seven (7) days following his execution of this Agreement to revoke this Agreement by providing written notification to Mike Lane, Vice President of Human Resources, 5005 East McDowell Road, Phoenix, AZ 85008 ATTN: Human Resources, Mike.Lane@onsemi.com, before the end of such seven-day period (“Revocation Period”); (d) this Agreement shall not be effective until after the Revocation Period has expired; (e) the release contained in this section does not apply to rights and claims that may arise after the date on which Employee signs this Agreement; (f) Employee knowingly and voluntarily accepts the terms of this Agreement and (g) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. The job titles, ages and other information about the individuals in Employee’s Decisional Unit who are being terminated pursuant to the

Company’s reduction in force of those individuals in the Decisional Unit who have not been selected for termination in the reduction in force are set forth in the attached Exhibit A to this Agreement. In the event Employee signs this Agreement and returns it to the Company in less than the 45-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee further agrees that any change to this Agreement, whether material or immaterial, will not restart the forty-five (45) day period for Employee to consider the terms of this Agreement. Upon signing this Agreement Employee’s general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

7. California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

8. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees not to apply for employment with the Company.

10. Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information. Employee understands that Employee can disclose this Agreement, and any other documents or information (without notice to the Company) when communicating with a Governmental Agency, or during the course of an investigation or proceeding that may be conducted by any Government Agency. Nothing in this provision or this Agreement is intended to prohibit or restrain Employee in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

11. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company.

12. No Cooperation. Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

13. Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees, provided that, Employee may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain Employee in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment.

14. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

15. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

16. Nonsolicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

17. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN ALAMEDA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE ARBITRATOR SHALL ISSUE A WRITTEN ARBITRATION DECISION, TO INCLUDE THE ARBITRATOR’S ESSENTIAL FINDINGS AND CONCLUSIONS AND A STATEMENT OF THE AWARD. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE COMPANY SHALL PAY ALL JAMS’ ARBITRATION FEES IN EXCESS OF THE AMOUNT OF COURT FEES THAT WOULD BE REQUIRED OF EMPLOYEE IF THE DISPUTE WERE DECIDED IN A COURT OF LAW. EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.

SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THIS PARAGRAPH SHALL NOT APPLY TO AN ACTION OR CLAIM BROUGHT IN COURT PURSUANT TO THE CALIFORNIA PRIVATE ATTORNEYS GENERAL ACT OF 2004, AS AMENDED.

19. Tax Consequences. Employee agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay or delayed payment of, federal or state taxes, or damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21. No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23. [RESERVED].

24. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company and ON Semiconductor, with the exception of the Confidentiality Agreement, the Severance Agreement (to the extent incorporated herein by reference) and the Consulting Agreement.

25. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer or General Counsel.

26. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

27. Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signs this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (such eighth (8th) day, the “Effective Date”).

28. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	Employee has read this Agreement;

(b)	Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c)	Employee understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Employee is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ON SEMICONDUCTOR
CONNECTIVITY SOLUTIONS, INC.:	EMPLOYEE:

Signature: /s/ George H.Cave	Signature: /s/ Sam Heidari

Print Name: George H. Cave	Print Name: Sam Heidari

Date: 6/19/19	Date: 6/19/19